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                                                                   EXHIBIT 21.1

                 LIST OF SUBSIDIARIES OF AVIATION GROUP, INC.

Company                                                State of Incorporation        Ownership Percentage
---------------------------------------------------- ---------------------------- ----------------------------
Tristar Airline Services, Inc.                                  Texas                        100%
Tristar Aircraft Services, Inc.                                 Texas                        100%
Pride Aviation, Inc.                                          Oklahoma                        99%
Casper Air Service                                             Wyoming                       100%
Casper Flying Service                                          Wyoming                       100%
Pride Aviation Portland, Inc.                                   Oregon                       100%